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                                                                      Exhibit 99

                First Tennessee Sells HomeBanc Mortgage Division

MEMPHIS, Tenn. ---- First Tennessee National Corporation announced today that its mortgage banking affiliate First Horizon Home Loan Corporation ("FHHLC") signed and closed a sale of its HomeBanc Mortgage division to an investor group led by GTCR Golder Rauner LLC of Chicago and Patrick S. Flood, HomeBanc president.

HomeBanc has been a part of First Horizon Home Loans since July 1995. First Tennessee's mortgage divisions have previously operated under their respective pre-acquisition names. James B. Witherow, President and CEO of FHHLC said, "We've made a substantial investment in our roll-out of our national brand, First Horizon Home Loans. We feel that a unified national brand is vital to our strategy of being All Things Financial and eliminating confusion for our customers, while enhancing our ability to market additional products from our sister companies under the First Horizon Brand. Pat Flood and his management team have certainly built brand recognition and dominant market position with the HomeBanc name. That group feels strongly about the HomeBanc brand and desires to continue forward with it. They have backed up their commitment by putting together an experienced investor group that has paid a fair price to us for this franchise. First Horizon will continue to operate in the Georgia and Florida markets."

Patrick S. Flood, formerly Divisional President and now President and CEO of the newly independent HomeBanc Mortgage Corporation, said, "This is truly a win-win situation for both companies. I have the greatest respect for First Horizon and the great team there in Dallas; after all, we've been part of the family since 1995. Making this move will allow those of us who have helped build the HomeBanc brand name over the years to continue to excel and prosper with the execution of our business plan. We're expecting great things to happen".

The sales price paid for the franchise was approximately $57.5 million in cash and is expected to result in a one-time gain of about $42 million. This gain gives FTNC the opportunity to evaluate various alternatives, which are expected to improve profitability beginning in 2001. The result of implementing these alternatives coupled with the sale of HomeBanc is not expected to have a significant impact on FTNC's 2000 earnings.

First Tennessee Bank National Association is the principal subsidiary of First Tennessee National Corporation. FTNC (NYSE: FTN), is a nationwide, diversified financial services institution and is one of the 50 largest bank holding companies in the U. S. in asset size and market capitalization. The corporation's All Things Financial promise is fulfilled through the regional banking group and three national lines of business: First Horizon Home Loans, First Tennessee Capital Markets, and transaction processing. Transaction processing includes First Horizon Merchant Services, the MONEY BELT automated teller machine network, the nationwide check clearing operation First Express, and other transaction-oriented cash management products. For more information visit www.firsttennessee.com